Exhibit 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Brent Smith
	717.724.2800	717.724.4666

TOWER BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

January 24, 2012 HARRISBURG, PA—Tower Bancorp, Inc. (NASDAQ: TOBC) (“Tower”) announced today that its Board of Directors has declared a quarterly cash dividend of $0.28 per share of common stock to shareholders of record on February 1, 2012, payable on February 15, 2012.

On June 20, 2011, Tower announced the signing of a definitive agreement with Susquehanna Bancshares, Inc. (“Susquehanna”) pursuant to which Tower will be acquired in a stock and cash transaction valued at approximately $343.0 million at the time of announcement. Under the terms of the merger agreement, Tower’s shareholders will have the option of receiving either 3.4696 shares of Susquehanna common stock or $28.00 in cash for each share of Tower common stock, with $88.0 million of the total consideration being paid in cash. The transaction, which has received the requisite approval from each company’s shareholders, as well as the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking, is expected to be completed on February 17, 2012, resulting in a network of more than 250 branches and 275 ATMs throughout the mid-Atlantic region.

Andrew Samuel, chairman and CEO of Tower, stated, “We are very pleased to announce this dividend to our shareholders, whose support has been critical to our organization’s growth and success.” Mr. Samuel continued, “We continue to be excited about the upcoming merger with Susquehanna, which we believe will provide strength, size, and stability that will benefit all of our constituencies.”

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through three divisions, Graystone Bank, Tower Bank, and 1N Bank. Headquartered in Harrisburg, Pa., Tower has total assets of approximately $2.5 billion.

Safe Harbor for Forward-Looking Statements

This document contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Tower’s current expectations, estimates and projections about future events. This includes statements regarding the future performance of Susquehanna, the timing of the merger transaction, the business plans and integration efforts once the transaction is complete, and the impact of the transaction and Susquehanna’s acquisition of Abington Bancorp, Inc., on Susquehanna’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether conditions to closing set forth in the merger agreement will be met, Susquehanna’s ability to integrate Tower as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Tower undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Susquehanna and Tower with the Securities and Exchange Commission (“SEC”), including their Annual Reports on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

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